                                                    EXHIBIT 10-F-2
                                                   ----------------
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                              --------------------

       THE EMPLOYMENT AGREEMENT entered into as of the 1st day of August, 1996, by and between HARTMARX CORPORATION, a Delaware corporation ("Company"), and HOMI B. PATEL ("Executive") is herein amended and restated effective as of November 27, 2000.

                                WITNESSETH THAT:
                                ---------------

       WHEREAS, the Executive is a party to an Employment Agreement with the Company dated August 1, 1996, as amended (the "Prior Agreement");

       WHEREAS, the parties hereto desire to enter into this amended and restated Agreement pertaining to the terms of Executive's employment by the Company and to replace the Prior Agreement; and

       WHEREAS, the Company and the Executive intend to enter into an amended and restated Severance Agreement ("Severance Agreement"), coincident herewith; and

       WHEREAS, upon the execution of this Agreement by the Company and Executive the terms and conditions of this Agreement shall control and govern the employment relationship between the Company and Executive.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the parties hereto as follows:

       1.   Agreement Period.  The Company hereby employs Executive and
            ----------------
Executive hereby agrees to remain in the employ of the Company for an employment term ("Agreement Period") beginning on the date of this Agreement, and continuing in effect through December 31, 2002; provided, however, that (a) on December 31, 2001 and each anniversary thereof the Agreement Period shall be automatically extended by one year unless prior to such date the Company delivers written notice to Executive or Executive delivers written notice to the Company, in either case to the effect that the Agreement Period shall not be so extended; (b) if the Executive's employment is terminated for any reason following a Change in Control (as defined in the Severance Agreement), the Agreement Period shall terminate upon such termination of employment and the Executive's rights with respect to such termination of employment (including the reasons therefor) shall be governed by the provisions of the Severance Agreement unless the Severance Agreement is not then in effect in which case the Executive's rights with respect to such termination shall be governed by the provisions of this Agreement; and (c) if an Imminent Control Change Date (as defined in the Severance Agreement) occurs before the end of the Agreement Period, then the notice not to extend the Agreement Period shall be void and of no further effect. While Executive is employed by the

Company during the Agreement Period, the Company shall use its best efforts to have the Board of Directors elect Executive to the offices of President and Chief Operating Officer of the Company. As President and Chief Operating Officer, Executive shall assume the authority, duties and responsibilities as are commensurate and consistent with such positions and titles.

       2.   Performance of Duties.  While employed by the Company Executive
            ---------------------
shall devote substantially all his full working time, attention and energies during normal business hours to the performance of his duties for the Company and its subsidiaries and shall perform his duties faithfully and efficiently, subject to the direction of the Company Board of Directors; provided, however, that Executive may become a director of other corporations and engage in charitable, civic, professional and other similar pursuits to the extent that such activities do not significantly interfere with his duties hereunder.

       3.   Compensation.  As compensation for the performance by Executive of
            ------------
his obligations hereunder:

          (a) Base Salary.  During the Agreement Period the Company shall pay
              -----------
Executive an annual base salary of not less than $560,000 ("Base Salary"). Base Salary shall be paid in accordance with the Company's customary payroll practices. Base Salary may be increased at the discretion of the Compensation and Stock Option Committee of the Company Board of Directors (the "Committee") and once so increased shall not thereafter be decreased, except for across-the-board reductions similarly affecting all executives of the Company.

          (b) Management Incentive Plan.  Executive shall participate in the
              -------------------------
Company Management Incentive Plan (the "MIP") and/or any successor plan.

          (c) Long Term Incentive Plan.  Executive shall participate in any
              ------------------------
long-term incentive plan maintained by the Company ("LTI Plan") for such period of time as such plan may be in effect.

          (d) Participation in Benefit Plans.  During the Agreement Period the
              ------------------------------
Executive shall be eligible to participate in all savings, retirement and welfare benefit plans and programs now or hereafter applicable to any other senior executives of the Company on a basis no less favorable than is made available to any other senior executive of the Company.

          (e) Perquisites.  During the Agreement Period, the Company shall make
              -----------
available to the Executive all perquisites that are made available to Company's senior executives.

       4.   Termination.  The Executive's employment hereunder may be terminated
            -----------
under the following circumstances:

          (a) Death.  The Executive's employment hereunder shall terminate
              -----
upon his death.

          (b) Disability.  The Company may terminate the Executive's employment
              ----------
hereunder for "Disability". Disability means a mental or physical condition which renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least six (6) months and which in the certified opinion of a physician mutually agreed upon by the Company and Executive (which agreement neither party shall unreasonably withhold) is expected to be permanent or to last for an indefinite duration or a duration in excess of six (6) months.

          (c) Cause.  The Company may terminate the Executive's employment
              -----
hereunder for Cause (as defined in Section 4(c)(iii)) solely in accordance with the procedures set forth in Section 4(c)(i) if such termination occurs on or after a Change in Control (as defined in the Severance Agreement) and Section 4(c)(ii) if such termination occurs prior to a Change in Control. If the Company fails to comply with each of the requirements described in Section 4(c)(i) or Section 4(c)(ii), as applicable, any termination of employment shall be deemed a termination by the Company without Cause for purposes of this Agreement.

            (i) The Company may terminate the Executive's employment on or after a Change in Control (as defined in the Severance Agreement) for Cause only upon satisfying each of the following requirements:

            (A) The Company shall have notified Executive in writing of the conduct allegedly constituting Cause and the Executive shall have failed to correct such conduct within thirty (30) days of the date of his receipt of such written notice from the Company;

            (B) A meeting of the Board shall be called for the stated purpose of determining whether Executive's acts or omissions constitute Cause, whether the Executive failed to correct such conduct and, if so, whether to terminate Executive's employment for Cause;

            (C) No fewer than forty-five (45) days prior to the date of such meeting, the Company provides Executive and each member of the Board with written notice (the "Notice of Consideration") of its intent to consider
                       -----------------------
                termination of Executive's employment for Cause, including (1) a detailed description of the specific reasons which form the basis for such consideration, (2) the date, time and location of such meeting of the Board, and (3) Executive's rights under clause (D) below;

            (D) Executive shall have the opportunity, if he so elects, to appear before the Board in person and, at Executive's option, with legal counsel, and to present to the Board a written response to the Notice of Consideration;

            (E) Executive's employment may be terminated for Cause only if (1)
                the Executive failed to correct the conduct constituting Cause within thirty (30) days of his receipt of the notice described in clause (A) above, (2) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Agreement, (3) the Board makes a specific determination by an affirmative vote of all of the members of the Board (excluding for these purposes Executive) to such effect and to the effect that Executive's employment should be terminated for Cause and (4) the Company thereafter provides Executive with a Notice of Termination which specifies in detail the basis of such termination of employment for Cause and which notice shall be consistent with the reasons set forth in the Notice of Consideration.

            (ii) The Company may terminate Executive's employment prior to a Change in Control (as defined in the Severance Agreement) for Cause only after the Company shall have notified Executive in writing of the conduct allegedly constituting Cause and the Executive shall have failed to correct such conduct within thirty (30) days of the date of his receipt of such written notice from the Company.

            (iii) For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's:

            (A) conviction for the commission of a felony; or

            (B) willful failure to substantially perform his duties hereunder;
                or

            (C) willful or grossly negligent wrongful conduct that is
                demonstrably and materially injurious to the Company or its affiliates; or

            (D) willful and material breach of this Agreement, including but not limited to Section 7 hereof.

For purposes of clauses (B), (C) and (D) of Section 4(c)(iii), Cause shall not include any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or any act or omission of which any member of the Board, the Chief Executive Officer or any other executive officer of the Company who is not a party to such act or omission has had actual knowledge for at least twelve months.

In the event that the existence of Cause shall become an issue in any action or proceeding between the parties, the Company shall (a) in the case of Section 4(c)(ii) have the burden of establishing by clear and convincing evidence that the conduct allegedly constituting Cause did in fact occur and does constitute Cause and that Executive failed to correct such conduct and (b) in the case of
Section 4(c)(i), notwithstanding the determination referenced in clause (E) of
Section 4(c)(i) above, have the burden of establishing by clear and convincing evidence that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause, that Executive failed to correct such conduct and that the Company has satisfied the substantive and procedural requirements of Section 4(c). Unless the Company so establishes, by clear and convincing evidence, any termination of employment shall be deemed a termination by the Company without Cause for all purposes of this Agreement.

          (d) Good Reason.  The Executive may terminate his employment hereunder
              -----------
for Good Reason. Good Reason shall mean the occurrence (without the Executive's written consent) of any one of the following acts by the Company, or failures by the Company to act:

            (i) failure of the Board of Directors of the Company to elect Executive to the office(s) described in Section 1 hereof; or

            (ii) failure of the Executive to be elected a director of the Company; or

            (iii) any change in (A) the provisions of the Company's bylaws describing, or (B) the relative duties and responsibilities of, the office of President and Chief Operating Officer; or

            (iv) the assignment to Executive of any duties inconsistent with Executive's status as President and Chief Operating Officer or a substantial adverse alteration in the nature or status of Executive's responsibilities; or

            (v) any reduction by the Company in Executive's Base Salary, except for across-the-board salary reductions similarly affecting all executives of the Company; or

            (vi) the failure by the Company to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

            (vii) the taking of any action by the Company which directly or indirectly causes Executive to cease to be eligible to participate in all savings, retirement and welfare benefit plans and programs applicable to any other senior executives of the Company on a basis no less favorable than is made available to any other senior executive of the Company; the failure of the Company to make available to the Executive all perquisites that are made available to Company's senior executives; the failure by the Company to calculate Executive's annual bonus compensation, if any, using at least the valuation and number of accountability points used to determine the bonus opportunity in any previous year during the Agreement Period for any corporate officer position held by Executive; or the failure by the Company to provide Executive with the number of paid vacation days to which Executive may then be entitled; except (as to all of the foregoing) for changes (including termination) in such benefits and/or policies similarly affecting all executives of the Company; or

            (viii) the relocation of the Executive's principal place of employment to a location more than fifty (50) miles from the Executive's principal place of employment as of the date hereof or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations; or

              (ix) the giving of notice by the Company of its decision not to extend this Agreement, in accordance with Section 1; or any purported termination of the Executive's employment by the Company other than in accordance with this Agreement; or

               (x) causing or requiring Executive to report to anyone other than the Board or the Chief Executive Officer of the Company; or

              (xi) the Company's material breach of this Agreement.

       Notwithstanding the foregoing, no inadvertent and isolated event shall constitute "Good Reason" unless the Executive shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive. Any determination by Executive that any of the foregoing events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes unless the Company establishes by clear and convincing evidence that Executive did not have any reasonable basis for such a determination.

       5.   Termination Procedure.
            ---------------------

          (a) Notice of Termination.  Any termination of the Executive's
              ---------------------
employment by the Company or by the Executive (other than termination pursuant to Section 4(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall identify in reasonable detail the reason for termination of the Executive's employment under the provision so indicated.

          (b) Date of Termination.  "Date of Termination" shall mean (i) if the
              -------------------
Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 4(b) above, the date thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a permanent full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to Section 4(c) or 4(d) above, the date thirty
(30) days after Notice of Termination and (iv) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination which shall be not more than thirty (30) days from the date of such Notice.

       6.   Compensation Upon Termination.
            -----------------------------

          (a) Termination due to Death or Disability.  If the Executive's
              --------------------------------------
employment is terminated by his death or Disability, the Company shall have no further obligations to provide Executive with the severance benefits described under Sections 6(b)(i) through (ix) of this Agreement but shall continue to provide the other payments and benefits provided for under this Agreement.

          (b) Termination By Company without Cause or By Executive for Good
              -------------------------------------------------------------
Reason.  Upon termination of Executive's employment hereunder during the
------
Agreement Period by the Company without Cause or by Executive for Good Reason hereunder, then, in lieu of any further salary, bonus, or LTI Plan payments for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive:

          (i) The Company shall continue to pay to Executive Base Salary as of the Date of Termination (without giving effect to any decrease therein which constitutes the basis, or one of the bases, upon which the Notice of Termination is based), for a period of twenty-four (24) months (the "Severance Period"), payable semi-monthly or more frequently, in arrears, commencing on the Date of Termination; provided, however, that if a Change in Control occurs during the Severance Period, the Company shall pay the Executive by no later than five (5) days following the Change in Control a lump sum in cash equal to the sum of the remaining payments that would have been payable to the Executive hereunder had no Change in Control occurred, and payments hereunder shall terminate.

          (ii) The Company shall pay the Executive a lump sum in cash, within ten (10) days of the Date of Termination, equal to the sum of any unpaid incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) allocated or awarded to Executive under the MIP with respect to any fiscal year ending prior to the year in which the Date of Termination occurs.

          (iii) The Company shall pay the Executive as bonuses any amount which would have been payable to Executive under the MIP for the full fiscal year in which Executive was terminated and for the full fiscal year following such year. Such payments will be made within five (5) days of the date on which MIP payments are made to other MIP participants after the close of each fiscal year and will include the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock. If a Change in Control occurs prior to either of these two payments, then, in lieu of any further bonus payments, the Company shall pay Executive, no later than ten (10) days following the Change in Control, a lump sum in cash calculated at the "Target" level for the then current fiscal year for each MIP bonus payment not yet made.

          (iv) The Company shall pay the Executive a lump sum in cash, within ten (10) days of the Date of Termination, equal to the sum of (A) any unpaid incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) allocated or awarded to Executive under the LTI Plan with respect to any performance period ending prior to the Date of Termination; plus (B) a pro rata portion of the aggregate value of all contingent incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) awards to Executive with respect to any performance periods under the LTI Plan which are not completed as of the Date of Termination, calculated based on the assumption that the Company's results from the beginning of such performance period(s) to the Date of Termination would continue at the same rate until the originally intended completion date(s) of such performance period(s). The amount set forth in item (B) above shall be payable to Executive regardless of whether the Company actually achieves the performance level upon which the calculation of such amount is based.

          (v) During the Severance Period the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits ("Welfare Benefits") substantially similar in all material respects to those which the Executive is receiving immediately prior to the Date of Termination (without giving effect to any decrease therein which constitutes the basis, or one of the bases, upon which the Notice of Termination is based), of if such benefits are not available or the provision of such benefits would not be allowed under the terms of such plans, the Company shall pay Executive the after-tax economic equivalent thereof. If the Executive receives, or becomes eligible to receive, Welfare Benefits from another source, then the Welfare Benefits otherwise receivable by the Executive pursuant to this Section 6(b)(v) shall be reduced to the extent of such other Welfare Benefits received by, or made available to, the Executive during the Severance Period (and any such Welfare Benefits received by or made available to the Executive shall be reported to the Company by the Executive). Nothing herein shall be deemed to limit Executive's rights, if any, to thereafter participate in any retiree medical plan then in effect.

          (vi) During the Severance Period, the Company shall arrange to provide the Executive with such material perquisites as are provided to the Executive immediately prior to the Date of Termination (without giving effect to any decrease therein which constitutes the basis, or one of the bases, upon which the Notice of Termination is based).

          (vii) Effective as of the Date of Termination, all stock options (whether or not then fully exercisable) granted to Executive under any of the Company's stock option plans prior to the Date of Termination shall become immediately exercisable and Executive shall be entitled to exercise any or all of such options at any time prior to the respective expiration of the term of such options as set forth in the grant document evidencing same, as though Executive were to continue as an active employee of the Company for such period of exercisability.

          (viii) Effective as of the Date of Termination, all restricted stock granted to Executive prior to the date Executive's employment with the Company is terminated shall become fully vested and all restrictions thereon shall lapse.

          (ix) The Executive shall receive payment of the incremental qualified and supplemental defined benefit pension benefits Executive would have earned had Executive's employment continued during the Severance Period, had he received credit for service for the Severance Period for all purposes under the applicable plans, and had the Executive received compensation during the Severance Period of salary, at the annual rate equal to the Executive's Base Salary in effect immediately prior to the Date of

  Termination (without giving effect to any decrease therein which constitutes the basis, or one of the bases, upon which the Notice of Termination is based), and bonus, at the annual rate equal to the Target Bonus. Anything in the applicable plan to the contrary notwithstanding, the net present value of the Executive's benefit (as increased hereunder) under any supplemental defined benefit plan maintained by the Company ("SERP Benefit") or under any other deferred compensation plan shall be paid to the Executive in a lump sum in cash by no later than ten (10) days following the Date of Termination. In the event that the supplemental defined benefit plan or other deferred compensation plan does not specify the actuarial assumptions for determining present value, the present value shall be determined using the actuarial assumptions that would be used by the Pension Benefit Guaranty corporation for purposes of determining the present value of a lump sum distribution on plan termination.

          (c) Termination by the Company for Cause or By Executive Other than
              ---------------------------------------------------------------
for Good Reason.  If the Executive's employment shall be terminated by the
---------------
Company for Cause or by the Executive other than for Good Reason, the Company shall have no obligations to provide Executive with the severance benefits described under Sections 6(b)(i) through (ix) of this Agreement but shall continue to provide the other payments and benefits provided under this Agreement.

          (d) Additional Payments.  Following any termination of Executive's
              -------------------
employment, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company including but not limited to the Company's deferred compensation, benefit or other compensation plans or programs, at the time such payments are due. In addition, within ten (10) days of the Date of Termination, the Company shall pay the Executive, or his legal representative or estate, as applicable, any amounts accrued but not paid pursuant to Sections 3(a), 3(b), 3(c), 3(d) and 3(e) in respect of periods ending prior to the Date of Termination.

       7.   Confidentiality; Nondisparagement.  The Executive shall hold in a
            ---------------------------------
fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its affiliates which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. In addition, the Executive and the Company or its affiliates shall not disparage, discredit or otherwise publicly criticize the other or engage in any act, directly or indirectly, for purposes of disparaging, ridiculing or bringing scorn upon the Executive or the Company, any affiliate thereof, or any of their respective officers, directors, businesses, tradenames or trademarks. In the event of a breach or threatened breach of this Section 7, each party shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the parties acknowledging that damages would be inadequate and insufficient. Any termination of the Executive's employment, Agreement Period or of this Agreement shall have no effect on the continuing operation of this Section 7.

       8.   Amendment.  This Agreement may be amended in writing by mutual
            ---------
agreement of the parties without the consent of any other person and, during the life of Executive, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

       9.   Notice.  Any notice required or permitted to be given under this
            ------
Agreement shall be sufficient if in writing and, if (i) sent by registered mail or certified mail, or (ii) personally delivered, or (iii) sent via nationally recognized courier service, to the Company at its principal executive offices, to the attention of its Chief Executive Officer, or to Executive at the last address filed by him in writing with the Committee, as the case may be.

       10.  Nonalienation.  The interests of Executive under this Agreement are
            -------------
not subject to the claims of his creditors, other than the Company and its subsidiaries, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

       11.  Successors.  This Agreement shall be binding upon, and inure to the
            ----------
benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

       12.  Severability.  If, for any reason, any provision of this Agreement
            ------------
is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

       13.  Applicable Law.  The provisions of this Agreement shall be construed
            --------------
in accordance with the internal laws of the State of Illinois without regard to common law conflicts of laws principles.

       14.  Counterpart.  The Agreement may be executed in two or more
            -----------
counterparts, any one of which shall be deemed the original without reference to the others.

       15.  Attorney's Fees.  Company shall reimburse Executive for all
            ---------------
reasonable legal fees, accounting, expert witness or other fees, costs or expenses which Executive may incur (together with an additional amount such that the net amount retained by Executive, after deduction of any federal, state and local income and employment taxes on the total reimbursements made pursuant to this paragraph equal the amount of fees, costs and expenses reimbursed pursuant to this paragraph) in respect of any dispute or controversy arising under or in connection with this Agreement; provided, however, that the Company shall not reimburse such legal fees and costs and other fees and expenses if the fact finder determines that the action brought by the Executive was frivolous. The amount of taxes for which the additional amount is paid to Executive shall be determined using the highest effective marginal rate of taxation in each case (taking into account the phase out of itemized deductions, if applicable).

       16.  Interest on Late Payments.  If the Company fails to pay any amount
            -------------------------
provided under this Agreement when due, the Company shall pay interest, compounded monthly, on such amount at a rate equal to the lesser of (a) (i) the highest rate of interest charged by the Company's principal lender on its revolving credit agreements as in effect from time to time during the period of such nonpayment plus 200 basis points, or (ii) in the absence of such a lender, 300 basis points over the prime commercial lending rate announced by The Wall Street Journal in effect from time to time during the period of such nonpayment, or (b) the highest legally-permissible interest rate allowed to be charged under applicable law.

       17.  Beneficiaries.  If Executive should die while any amount is payable
            -------------
to him hereunder, such amount shall be paid to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

       18.  WAIVER OF JURY TRIAL.  THE COMPANY AND EXECUTIVE WAIVE THEIR RIGHTS
            --------------------
TO REQUEST A JURY TRIAL IN ANY LAWSUIT RELATING TO THIS AGREEMENT.

       19.  Mitigation.  Executive shall not be required to mitigate damages or
            ----------
the amount of any payment provided for under this Agreement by seeking (and, except as provided in Section 6(b)(v), no payment otherwise required hereunder shall be reduced on account of) other employment.

       20.  Letter of Credit.  The Company shall establish irrevocable standby
            ----------------
letters of credit issued by The Bank of New York or another bank having combined capital and surplus in excess of $500 million to secure the Company's obligations to Executive. Said letters of credit shall be established prior to an Imminent Control Change Date, and shall be as follows:

          (a) one letter of credit, in substantially the form attached hereto, to secure the payment of legal fees and related tax gross-up payment as provided for under Section 16 of the Executive's Severance Agreement in the amount of $5 million, which amount shall be available to the Executive and each other person covered by the letter of credit; and

          (b) one letter of credit, in substantially the form attached hereto, to secure the other payments and benefits provided for under the Executive's Severance Agreement in an amount which is not less than the amount of severance and other benefits (the "Severance Benefits") that would be payable to the Executive pursuant to the Severance Agreement if the Executive is terminated by the Company without Cause following a Change in Control, which amount shall be available solely to the Executive.

The amount of the letter of credit described in Section 20(b) above, shall be increased by the Company from time to time so that the amount is never less than the amount of the Executive's Severance Benefits. The letters of credit described in Sections 20(a) and 20(b) may expire on the date on which the Imminent Control Change Date (as defined in the Severance Agreement) ceases to exist. Upon a Change in Control, the letters of credit shall remain in effect and shall not be subject to termination prior to their respective Expiry Dates as provided in each such letter of credit.

       21.  Escrow Account.  The Company shall establish an escrow account for
            --------------
each of the letters of credit described in Section 20 at the time the letters of credit are established by entering into escrow agreements with LaSalle Bank National Association, or another bank having combined capital and surplus in excess of $100 million in substantially the forms attached hereto.


                  [Remainder of page intentionally left blank;
                signatures appear on immediately following page]

       IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

                                             /S/ Homi B. Patel
                                             --------------------
                                                 Homi B. Patel


Attest:                                      HARTMARX CORPORATION


/S/ TARAS R. PROCZKO                        /S/ Elbert O. Hand
--------------------                    BY:-----------------------------
Taras R. Proczko                             Elbert O. Hand, Chairman and
Secretary                                    Chief Executive Officer

                EXHIBITS HAVE BEEN OMITTED AND WILL BE FURNISHED
                         TO THE COMMISSION UPON REQUEST